Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Except as otherwise indicated in the information included in this Exhibit 99.3, or as the context may otherwise require, references to (i) the terms “Company,” “we,” “us,” “Caleres,” and “our” refer to Caleres, Inc. and its subsidiaries; (ii) the term “Vionic” refers to Vionic Group LLC and Vionic International LLC, and VCG Holdings Ltd., a Cayman Islands corporation (collectively, "Vionic"); and (iii) the term “Transaction” refers to the Equity and Asset Purchase Agreement entered into between Caleres, Inc. and the equity holders of Vionic on October 18, 2018.

The following unaudited pro forma condensed combined financial information for Caleres gives effect to the Transaction as if it had occurred on the dates indicated below and after giving effect to the pro forma adjustments. The unaudited pro forma condensed combined statement of earnings for the fiscal year ended February 3, 2018 has been derived from the Company's audited consolidated statement of earnings for Caleres' fiscal 2017, ending February 3, 2018, and Vionic’s audited consolidated statement of income for Vionic's fiscal 2017, ending December 31, 2017, and gives effect to the consummation of the Transaction as if it had occurred on January 29, 2017 (the beginning of Caleres' fiscal 2017). The unaudited pro forma condensed combined balance sheet as of August 4, 2018 has been derived from Caleres' unaudited condensed consolidated balance sheet as of August 4, 2018 and Vionic's unaudited consolidated balance sheet as of June 30, 2018, adjusted to give effect to the Transaction as if it had occurred on August 4, 2018 (the end of Caleres' second fiscal quarter). The unaudited pro forma condensed combined financial data should be read in conjunction with the historical financial statements and the accompanying notes of Caleres included in the Annual Report on Form 10-K filed with the SEC on April 4, 2018 and quarterly report on Form 10-Q filed with the SEC on September 12, 2018, and the audited consolidated financial statements of Vionic included as Exhibit 99.2 to this Current Report on Form 8-K/A.  The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma adjustments have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of Article 11 of Regulation S-X.  The actual results reported in periods following the Transaction may differ significantly from those reflected in the unaudited pro forma condensed combined financial data for a number of reasons, including but not limited to, differences between the assumptions used to prepare these unaudited pro forma financial statements and actual amounts, potential cost savings from operating efficiencies, potential synergies, the timing of anticipated repayments of our borrowings under revolving credit agreement and the impact of any incremental costs incurred to integrate Vionic. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the Transaction reflected therein been consummated on the dates indicated or that will be achieved in the future.

CALERES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AUGUST 4, 2018

($ thousands)	Historical Caleres	Historical Vionic	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$102,884	$1,628	$7,660	(a)	$112,172
Receivables, net	153,421	35,307	2,250	(b)	190,978
Inventories, net	715,705	37,800	16,329	(c)	769,834
Prepaid expenses and other current assets	62,159	1,968	(318)	(d)	63,809
Total current assets	1,034,169	76,703	25,921		1,136,793

Other assets	89,701	—	—		89,701
Goodwill	134,546	—	143,069	(e)	277,615
Intangible assets, net	227,503	2,554	142,146	(f)	372,203
Property and equipment, net	207,726	6,989	—		214,715
Total assets	$1,693,645	$86,246	$311,136		$2,091,027

Liabilities and Equity
Current liabilities:
Borrowings under revolving credit agreement	$—	$33,354	$326,646	(g)	$360,000
Trade accounts payable	400,391	21,464	—		421,855
Other accrued expenses	195,987	6,090	13,320	(h)	215,397
Total current liabilities	596,378	60,908	339,966		997,252

Other liabilities:
Long-term debt	197,702	20,650	(20,650)	(i)	197,702
Deferred rent	52,396	—	—		52,396
Other liabilities	109,975	4,910	(4,910)	(j)	109,975
Total other liabilities	360,073	25,560	(25,560)		360,073

Equity:
Total Caleres, Inc. shareholders’ equity	735,853	(222)	(3,270)	(k)	732,361
Noncontrolling interests	1,341	—	—		1,341
Total equity	737,194	(222)	(3,270)		733,702
Total liabilities and equity	$1,693,645	$86,246	$311,136		$2,091,027
See accompanying notes to the unaudited pro forma condensed combined financial statements.

CALERES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
TWENTY-SIX WEEKS ENDED AUGUST 4, 2018

($ thousands, except per share amounts)	Historical Caleres	Historical Vionic	Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,338,754	$100,171	$(898)	(l)	$1,438,027
Cost of goods sold	770,731	50,987	—		821,718
Gross profit	568,023	49,184	(898)		616,309
Selling and administrative expenses	509,033	34,736	3,345	(m)	547,114
Restructuring and other special charges, net	3,900	—	—		3,900
Operating earnings (loss)	55,090	14,448	(4,243)		65,295
Interest expense, net	(7,285)	(1,115)	(4,744)	(n)	(13,144)
Other income (expense), net	6,169	(493)	—		5,676
Earnings (loss) before income taxes	53,974	12,840	(8,987)		57,827
Income tax provision	(13,183)	—	(1,211)	(o)	(14,394)
Net earnings (loss)	40,791	12,840	(10,198)		43,433
Net loss attributable to noncontrolling interests	(67)	—	—		(67)
Net earnings (loss) attributable to Caleres, Inc.	$40,858	$12,840	$(10,198)		$43,500

Basic earnings per common share attributable to Caleres, Inc. shareholders	$0.95				$1.01

Diluted earnings per common share attributable to Caleres, Inc. shareholders	$0.94				$1.01

Denominator for basic earnings per common share attributable to Caleres, Inc. shareholders	41,937				41,937

Denominator for diluted earnings per common share attributable to Caleres, Inc. shareholders	42,057				42,057
See accompanying notes to the unaudited pro forma condensed combined financial statements.

CALERES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FISCAL YEAR ENDED FEBRUARY 3, 2018

($ thousands)	Historical Caleres	Historical Vionic	Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,785,584	$157,167	$(1,134)	(l)	$2,941,617
Cost of goods sold	1,616,935	87,955	—		1,704,890
Gross profit	1,168,649	69,212	(1,134)		1,236,727
Selling and administrative expenses	1,036,050	52,755	7,516	(m)	1,096,321
Restructuring and other special charges, net	4,915	—	—		4,915
Operating earnings (loss)	127,684	16,457	(8,650)		135,491
Interest expense, net	(17,325)	(1,608)	(11,705)	(n)	(30,638)
Other income, net	12,347	83	—		12,430
Earnings (loss) before income taxes	122,706	14,932	(20,355)		117,283
Income tax (provision) benefit	(35,475)	—	2,023	(o)	(33,452)
Net earnings (loss)	87,231	14,932	(18,332)		83,831
Net earnings attributable to noncontrolling interests	31	—	—		31
Net earnings (loss) attributable to Caleres, Inc.	$87,200	$14,932	$(18,332)		$83,800

Basic earnings per common share attributable to Caleres, Inc. shareholders	$2.03				$1.95

Diluted earnings per common share attributable to Caleres, Inc. shareholders	$2.02				$1.94

Denominator for basic earnings per common share attributable to Caleres, Inc. shareholders	41,801				41,801

Denominator for diluted earnings per common share attributable to Caleres, Inc. shareholders	41,980				41,980
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Pro Forma Condensed Combined Financial Statements

Note 1	Basis of Presentation

The historical condensed consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable to the business combination, factually supportable and, with respect to the pro forma condensed combined statements of earnings, expected to have a continuing impact on the combined results following the business combination. The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated on a preliminary basis the fair value of Vionic’s assets acquired and liabilities assumed and conformed the accounting policies of Vionic to its own accounting policies. The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or earnings would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and earnings of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any synergies from the acquisition of Vionic as a result of potential cost savings initiatives following the completion of the business combination.

In March 2017, the Financial Accounting Standards Board issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The ASU amended Accounting Standards Codification ("ASC") 715, Compensation — Retirement Benefits, to require employers that present a measure of operating income in their statements of earnings to include only the service cost component of net periodic pension cost and net periodic postretirement benefit cost in operating expenses (together with other employee compensation costs). The other components of net periodic benefit cost are to be included in non-operating expenses. The ASU was effective for the Company at the beginning of the 2018 fiscal year. The Company adopted the ASU during the first quarter of 2018 on a retrospective basis using the practical expedient permitted by the ASU. As a result of the retrospective adoption of the ASU, the Company reclassified $12.3 million of non-service cost components of net periodic benefit income for the fiscal year ended February 3, 2018 from selling and administrative expenses to other income, net in the "Historical Caleres" column in the condensed combined statement of earnings.

Note 2	Financing of Acquisition

The Company completed the acquisition of Vionic for approximately $360.7 million (or $352.2 million, net of $8.5 million of cash received). The purchase was funded with borrowings from the Company's revolving credit agreement. In connection with the acquisition, Vionic’s existing debt was extinguished at the transaction date.

Note 3	Preliminary Purchase Price Allocation

The Company has preliminarily allocated the purchase price as follows:

($ thousands)	August 4, 2018
ASSETS
Current assets:
Cash and cash equivalents	$6,840
Receivables	35,307
Inventories	54,129
Prepaid expense and other current assets	1,650
Total current assets	97,926
Goodwill	143,069
Intangible assets	144,700
Property and equipment	6,989
Total assets	$392,684

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$21,464
Other accrued expenses	10,530
Total current liabilities	31,994
Net assets	$360,690

This preliminary purchase price allocation is on a pro forma basis, giving effect to the transaction as if it had occurred on August 4, 2018. The allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of earnings. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments and may result in changes in allocations to the intangible assets, goodwill and other assets and liabilities.

Note 4	Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:

Balance Sheet Adjustments

(a)     Cash and cash equivalents
Reflects the following:

($ thousands)	August 4, 2018
Additional borrowings under Caleres' revolving credit facility to fund the Transaction	$360,000
First payment of purchase price of Vionic (1)	(353,444)
Capital contribution from Vionic owners	5,212
Incremental transaction costs associated with the Transaction (2)	(4,108)
$7,660
(1)  The aggregate purchase price of Vionic was $360.7 million, of which $353.4 million was funded on the Transaction date and $7.3 million was funded in early November.
(2) The incremental transaction costs are not reflected in the pro forma condensed combined statements of earnings because they do not have a continuing impact on operating results.

(b)     Receivables, net
Represents the reclassification of the allowance for future returns totaling $2.3 million from receivables, net to other accrued expenses, to conform with Caleres' current presentation.

(c)     Inventories, net
Represents the estimated fair value adjustment of $16.3 million to the inventory acquired as of the Transaction date. The fair value adjustment would likely be different as of August 4, 2018. The fair value calculation is preliminary and subject to change. The fair value of the inventory was determined based on the estimated selling price of the inventory, less selling costs, a normal profit margin on the selling costs and the royalty to the trademarks. After the acquisition, the inventory fair value adjustment will increase cost of goods sold over approximately nine months as the inventory is sold. This increase in cost of goods sold is not reflected in the pro forma condensed combined statements of earnings because it does not have a continuing impact on operating results.

(d)     Prepaid expenses and other current assets
Reflects the elimination of $0.3 million of Vionic's deferred borrowing costs, as borrowings were extinguished in connection with the Transaction.

(e)     Goodwill
Reflects the excess of the actual purchase price over the estimated fair value of Vionic's net assets as of August 4, 2018, after consideration of the pro forma adjustments outlined herein. The allocation of the purchase price is preliminary and is based on our estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of Vionic that exist as of the date of the Transaction and goodwill may be different than the balance reflected in the pro forma condensed combined balance sheet. Any final adjustments may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in significant changes to the unaudited pro forma condensed combined financial data.

(f)     Intangible assets, net
Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. The Company identified intangible assets, including trademarks and customer relationships, as part of the preliminary valuation analysis. The fair value of identifiable intangible assets was determined primarily using the "income approach", which requires a forecast of all expected future cash flows. The estimated fair values of Vionic's identifiable intangible assets and estimated useful lives are as follows:

			Pro Forma Amortization
($ thousands)	Estimated Fair Value	Estimated Useful Lives	Twenty-Six Weeks Ended August 4, 2018	Fiscal Year Ended February 3, 2018
Trademarks	$112,400	20 years	$2,810	$5,620
Customer relationships	32,300	15 years	1,120	2,423
	$144,700		$3,930	$8,043
Historical intangibles net book value	2,554		—	—
Pro forma adjustments	$142,146		$3,930	$8,043

(g)     Borrowings under revolving line of credit agreement
Reflects the following:

($ thousands)	August 4, 2018
Additional borrowings under Caleres' revolving line of credit agreement to fund the Transaction	$360,000
Extinguishment of Vionic's borrowings under its revolving credit agreement upon closing of the Transaction	(33,354)
$326,646

(h)     Other accrued expenses
Reflects the following:

($ thousands)	August 4, 2018
Accrual for the second payment of the purchase price of Vionic, as discussed in adjustment (a) above	$7,246
Accrual for Vionic transaction bonuses	5,212
Reclassification of the allowance for future returns from receivables to other accrued expenses, as discussed in adjustment (b) above	2,250
Extinguishment of Vionic's capital lease obligation of $0.8 million upon closing of the Transaction	(772)
Income tax benefit related to the $4.1 million of incremental transaction costs associated with the Transaction	(616)
$13,320

(i)        Long-term debt
Represents the extinguishment of Vionic's long-term debt of $20.7 million upon closing of the Transaction.

(j)     Other liabilities
Reflects the repayment of the related party liability of $4.9 million upon closing of the Transaction.

(k)     Shareholders' equity
Reflects the following:

($ thousands)	August 4, 2018
Elimination of historical Vionic owners’ equity for combined presentation	$222
Estimated retained earnings impact of incremental transaction costs associated with the Transaction of $4.1 million, net of $0.6 million of income tax benefit	(3,492)
$(3,270)

Statements of Earnings Adjustments
(l)     Net sales
Reflects the reclassification of co-op advertising of $0.9 million and $1.1 million for the twenty-six weeks ended August 4, 2018 and fiscal year ended February 3, 2018, respectively, from selling and administrative expenses to net sales to conform to Caleres' presentation.

(m)     Selling and administrative expenses
Reflects the following:

($ thousands)	Twenty-Six Weeks Ended August 4, 2018	Fiscal Year Ended February 3, 2018
Estimated amortization expense of intangible assets, as described in adjustment (f)	$3,930	$8,043
Reclassification of co-op advertising to net sales, as described in adjustment (l)	(898)	(1,134)
Incremental stock-based compensation expense for Vionic officers	313	607
	$3,345	$7,516

(n)     Interest expense, net
Represents the net increase to interest expense on the revolving credit agreement to fund the Transaction as follows:

($ thousands)	Twenty-Six Weeks Ended August 4, 2018	Fiscal Year Ended February 3, 2018
Elimination of Vionic's interest expense	$1,115	$1,608
Estimated interest expense on additional borrowings under Caleres' revolving credit agreement to fund the Transaction at our current interest rate of 3.75%. Assumes paydown of revolver borrowings during the fourth quarter of fiscal 2017 from $360 million to $330 million at February 3, 2018 and gradual paydown to $300 million at August 4, 2018.	(5,859)	(13,313)
	$(4,744)	$(11,705)

(o)     Income tax (provision) benefit
Reflects the tax effect of the historical Vionic earnings before income taxes and pro forma adjustments based on the estimated statutory tax rate in effect during the respective periods. The tax effect of the pro forma interest expense adjustments for borrowings under Caleres' revolving credit agreement were calculated at 38.9% and 25.74% for the fiscal year ended February 3, 2018 and twenty-six weeks ended August 4, 2018, respectively, reflecting the Caleres effective tax rates. The tax effect of the other pro forma adjustments for the fiscal year ended February 3, 2018 and twenty-six weeks ended August 4, 2018 was calculated utilizing an estimated effective tax rate of 40% and 28%, respectively.

($ thousands)	Twenty-Six Weeks Ended August 4, 2018	Fiscal Year Ended February 3, 2018
Tax effect of historical Vionic earnings before income taxes	$(3,595)	$(5,973)
Tax effect of pro forma adjustments	2,384	7,996
	$(1,211)	$2,023